Exhibit 10.15
PELOTON INTERACTIVE, INC.
441 NINTH AVENUE, 6th FLOOR
NEW YORK, NY 10001
Sid Thacker
Chief Financial Officer
Peloton Interactive, Inc.
Via Email
Dear Sid:
Peloton Interactive, Inc. (the “Company”) is aware that your former employer, Rent the Runway, Inc. (“RTR”), has demanded repayment of certain bonus amounts paid to you during your tenure at RTR. In connection with this demand, the Company is authorized and hereby agrees to provide you with a cash payment of $436,466.14 (the “Reimbursement”), subject to the approval of the Chair of the Compensation Committee of the Board of Directors and your agreement to the terms described in this letter. The cash payment will be paid to you via payroll during the next administratively feasible payroll cycle following your execution of this letter. No additional amounts will be paid by the Company in connection with the Reimbursement.
The Reimbursement is subject to any required tax withholdings. Additionally, if your employment with the Company is terminated prior to the 12-month anniversary of the date on which the Company pays the Reimbursement for any reason other than (a) termination by the Company without Cause (as defined in the Company’s Severance and Change in Control Plan (the “Severance Plan”)) or (b) your resignation for Good Reason (as defined in the Severance Plan), you agree to reimburse the Company the full amount of the Reimbursement in cash within 30 days of your termination date. Nothing in this letter modifies the terms of your offer letter with the Company.
By signing below, you consent to the terms of the Reimbursement described in this letter.
Very truly yours,
PELOTON INTERACTIVE, INC.

/s/ Peter Stern_____________________

By: Peter Stern
Title: Chief Executive Officer
Dated: 08/05/2026

I have read and agreed to the terms of this letter:

/s/ Sid Thacker__________________________
Sid Thacker
Dated: 08/05/2026